Exhibit 99.1

Wesco Aircraft Holdings Reports Results for Fiscal First Quarter 2014

VALENCIA, CA, February 5, 2014 — Wesco Aircraft Holdings, Inc. (“Wesco Aircraft” or the “Company”) (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal first quarter ended December 31, 2013.

Highlights

•                  Revenue of $224.7 million, up 6.4% compared to $211.2 million in the prior year

•                  Net Income of $24.4 million, with Diluted Earnings Per Share (“EPS”) of $0.25 compared to $18.4 million and $0.19 in the prior year

•                  Adjusted Net Income of  $25.9 million, with Adjusted Diluted EPS of $0.27 compared to $24.1 million and $0.25 in the prior year

•                  Reiterating full year 2014 guidance for sales of $975 million to $1.01 billion, Diluted EPS of $1.25 to $1.31, and Adjusted Diluted EPS of $1.31 to $1.37

Fiscal 2014 First Quarter Results

Revenue for the first fiscal quarter was $224.7 million, an increase of 6.4% compared to $211.2 million in the prior year period.  The increase in the North America segment was 4.7% over the prior year period.  Wesco again demonstrated strong international growth during the quarter with revenues in the Rest of World segment increasing by 19.6% compared to the prior year period.  In the first quarter, Ad Hoc, JIT and LTA sales as a percentage of net sales represented 39%, 31% and 30%, respectively, compared to 40%, 26% and 34%, respectively, for the same period last year.

Net income for the first quarter was $24.4 million, resulting in Diluted EPS of $0.25 as compared to $18.4 million or $0.19 per share in the prior year period.  Adjusted Net Income was $25.9 million resulting in Adjusted EPS of $0.27 in the first quarter of 2014 as compared to $24.1 million or $0.25 per share in the prior year period.  Results for the first quarter of 2014 were impacted by one fewer business day compared to last year, as well as prolonged holiday shutdowns and vacations at a number of our top customers.

Wesco Aircraft’s Chairman, President and Chief Executive Officer, Randy Snyder said, “Our first quarter results were solid despite the timing of the holidays.    We are experiencing high levels of activity in orders, additions to our current contracts, and contract renewals with existing customers.  These results give us confidence in our full year guidance for sales and earnings growth.  In addition, our recently announced acquisition of Haas adds to our optimism for the rest of the year and beyond.  None of this would be achievable without our strong customer relationships, the support of our suppliers and the dedicated efforts of the best employees in the business.”

Financial Outlook

Based on our performance during the first quarter, Wesco reiterates its guidance for 2014 and expects full year revenues to be between $975 million and $1.01 billion, representing a growth rate of approximately 8.1% to 12.0% over 2013 results.  Diluted EPS and Adjusted Diluted EPS are expected to be in the range of $1.25 to $1.31, and $1.31 to $1.37, respectively. This guidance does not include the expected contribution from the acquisition of Haas Group Inc.; Wesco plans to update its full year guidance after the transaction closes.

Conference Call Information

Wesco Aircraft will hold a conference call to discuss its first quarter results at 5:00 p.m. Eastern Time this afternoon.  A live webcast of the call and accompanying slides may be accessed over the Internet from the Company’s Investor Relations website at ir.wescoair.com.  The conference call is also available by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and entering passcode 36550110.

A replay of the live conference call will be available approximately one hour after the call. The replay will be available on the Company’s website or by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering the replay passcode 36550110.  The replay will be available on the Company’s website for one year and by telephonic replay until 11:59 pm Pacific Time, February 12, 2014.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry.  The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The Company believes it offers the world’s broadest inventory of aerospace parts, comprised of more than 525,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,300 employees across 43 locations in 13 countries.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com.

Non-GAAP Financial Information

‘‘Adjusted Net Income’’ represents Net Income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an assumed effective tax rate.

“Adjusted Basic EPS” represents Basic EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted Diluted EPS” represents Diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

‘‘Adjusted EBITDA’’ represents Net Income before: (i) income tax provision, (ii) net interest expense, (iii) Carlyle Acquisition related non-cash stock-based compensation expense, (iv) depreciation and amortization, and (v) unusual or non-recurring items.

Wesco Aircraft utilizes and discusses Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA, which are non-GAAP measures our management uses to evaluate our business, because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  We believe these metrics are used in the financial community, and we present these metrics to enhance investors’ understanding of our operating performance.  You should not consider Adjusted EBITDA and Adjusted Net Income as an alternative to Net Income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies.  See below for a reconciliation of Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco, Haas, the proposed acquisition and other matters.  These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Wesco and Haas, as well as assumptions made by, and information currently available to, such management.  Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions.  These forward-looking statements are subject to various risks and uncertainties, many of which are outside the parties’ control.  Therefore, you should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include: failure to obtain applicable regulatory approvals in a timely manner or otherwise; failure to satisfy other closing conditions to the proposed acquisition; risks that the businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings, synergies and growth or that such benefits may take longer to realize than expected; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their customers; conditions in the credit markets; risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; the condition of the aerospace industry; reductions in military spending; business risks as a result of supplying equipment and services to the U.S. Government; risks associated with the Company’s long-term, fixed-price agreements, which have no guarantee of future sales volume; risks associated with the loss of a significant customer; the Company’s  failure to compete successfully in its highly competitive global industry; risks associated with the Company’s rapid expansion; supply-chain risk; the Company’s dependence on complex information technology; and the Company’s dependence on key personnel.

The foregoing list of factors is not exhaustive.  You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in Wesco’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission.  All forward-looking statements included in this communication (including information included or incorporated by reference herein) are based upon information available to Wesco as of the date hereof, and Wesco undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibits

Exhibit 1:	Consolidated Statements of Income (Unaudited)

Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)

Exhibit 3:	Condensed Consolidated Statements of Cash Flows (Unaudited)

Exhibit 4:	Non-GAAP Financial Information (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended
	December 31, 2013	December 31, 2012

Net sales	$224,722	$211,170
Cost of sales	146,664	137,070
Gross profit	78,058	74,100
Selling, general and administrative expenses	37,445	34,725
Income from operations	40,613	39,375
Interest expense, net	(4,222)	(11,377)
Other expense, net	754	(155)
Income before provision for income taxes	37,145	27,843
Provision for income taxes	(12,775)	(9,417)
Net income	$24,370	$18,426

Net income per share:
Basic	$0.26	$0.20
Diluted	$0.25	$0.19

Weighted average shares outstanding:
Basic	94,869	92,514
Diluted	96,963	95,179

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	December 31, 2013	September 30, 2013

Assets
Cash and cash equivalents	$55,549	$78,716
Accounts receivable, net	158,940	155,944
Inventories, net	671,654	630,264
Other current assets	27,287	28,314
Deferred income taxes	39,307	39,671
Total current assets	952,737	932,909
Long-term assets	697,232	698,243
Total assets	$1,649,969	$1,631,152

Liabilities and Stockholders’ Equity
Accounts payable	$93,994	$98,934
Other current liabilities	12,189	21,047
Income taxes payable	3,485	2,953
Long-term debt—current portion	5,500	—
Capital lease obligations—current portion	1,249	1,184
Total current liabilities	116,417	124,118
Long-term debt	562,500	568,000
Capital lease obligations	1,393	1,414
Deferred income taxes	74,180	72,184
Total Long-term liabilities	638,073	641,598
Total liabilities	754,490	765,716
Total stockholders’ equity	895,479	865,436
Total liabilities and stockholders’ equity	$1,649,969	$1,631,152

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Three Months Ended
	December 31, 2013	December 31, 2012
Cash flows from operating activities
Net income	$24,370	$18,426
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of intangible assets	1,651	1,663
Depreciation	1,400	1,253
Amortization of deferred financing costs	524	5,664
Bad debt and sales return reserve	(19)	(18)
Non-cash foreign currency exchange	(1,555)	230
Non-cash stock-based compensation	1,528	987
Excess tax benefit related to stock options exercised	(2,550)	(741)
Deferred income tax provision	2,367	2,677
Changes in assets and liabilities
Accounts receivable	(2,267)	(1,343)
Income taxes receivable	6,924	3,891
Inventories	(40,788)	(16,034)
Prepaid expenses and other assets	(3,221)	(2,885)
Accounts payable	(5,924)	(5,460)
Accrued expenses and other liabilities	(8,949)	(5,017)
Income taxes payable	458	788
Net cash provided by (used in) operating activities	(26,051)	4,081
Cash flows from investing activities
Purchases of property and equipment	(1,853)	(597)
Net cash used in investing activities	(1,853)	(597)
Cash flows from financing activities
Proceeds from issuance of long-term debt	—	625,000
Repayments of long-term debt	—	(636,000)
Financing fees	—	(7,274)
Repayment of capital lease obligations	(273)	(341)
Excess tax benefit related to stock options exercised	2,550	741
Proceeds from exercise of stock options	2,173	1,787
Purchase of Treasury Stock	—	(8,452)
Net cash provided by (used in) financing activities	4,450	(24,539)
Effect of foreign currency exchange rates on cash and cash equivalents	287	(67)
Net increase in cash and cash equivalents	(23,167)	(21,122)
Cash and cash equivalents, beginning of period	78,716	60,856
Cash and cash equivalents, end of period	$55,549	$39,734

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended
	December 31, 2013	December 31, 2012

EBITDA & Adjusted EBITDA
Net income	$24,370	$18,426
Provision for income taxes	12,775	9,417
Interest and other, net	4,222	11,377
Depreciation and amortization	3,051	2,916
EBITDA	44,418	42,136
Unusual or non-recurring items	113	1,454
Adjusted EBITDA	$44,531	$43,590

Adjusted Net Income
Net income	$24,370	$18,426
Amortization of intangible assets	1,651	1,663
Amortization of deferred financing costs	524	5,664
Unusual or non-recurring items	113	1,454
Adjustments for tax effect	(760)	(3,082)
Adjusted Net Income	$25,897	$24,125

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	94,869	92,514
Adjusted Net Income Per Basic Shares	$0.27	$0.26

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	96,963	95,179
Adjusted Net Income Per Diluted Shares	$0.27	$0.25

Contact Information

Mark Davidson

Investor Relations

661-802-5090

Mark.Davidson@wescoair.com